Exhibit (a)(3)

AMENDMENT NO. 1

TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

BLACKROCK LIQUIDITY FUNDS

This Amendment No. 1 (this “Amendment”) to the Agreement and Declaration of Trust of BlackRock Liquidity Funds effective as of October 21, 1998 (the “Declaration of Trust”) is made as of July 24, 2026, and is effective as of May 19, 2026, in accordance with Section 9.8 of the Declaration of Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Declaration of Trust.

1.	Section 2.1 is hereby amended and restated in its entirety to read as follows:

Section 2.1 Shares of Beneficial Interest. The beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series and Classes within a Series as the Trustees shall from time to time create and establish. The number of Shares of each Series and Class authorized hereunder is unlimited. Each Share shall have no par value, unless otherwise determined by the Trustees in connection with the creation and establishment of a Series or Class. All or any portion of Shares of the Trust, or any series or class thereof, may, as provided in a resolution approved by the Trustees, be issued in digital cryptographic form as “tokens” or similar digital embodiments (“Tokens”), in each case existing on a blockchain-based computing platform or blockchain-based operating system (which may be open source or closed source, public or private, permissioned or permissionless, distributed or centralized). The Trustees may, from time to time, authorize the officers of the Trust and any investment adviser to the Trust, or any one of them acting singly, to determine on which platforms or operating systems Tokens shall be issued and, when issued on any such platform or operating system, the Tokens shall be validly issued, fully paid and nonassessable. For the avoidance of doubt, except as otherwise provided in a resolution approved by the Trustees, such Tokens, when issued, shall be Shares in all respects and for all purposes, including, but not limited to, with respect to any voting or redemption rights or any other rights that may be conferred by federal or state law and any obligations or liabilities arising hereunder or that may apply by operation of law. It is the intention of the Trust that each such Token be a “security” as defined in Article 8 of the Uniform Commercial Code (the “UCC”) and, for the avoidance of doubt, not a “general intangible” as defined in Article 9 of the UCC. In the event that a court of competent jurisdiction determines not to treat a Token as a “security” as defined in Article 8 of the UCC, it is the intention of the Trust that each Token be a “controllable electronic record” as defined in Article 12 of the UCC. Should any such Tokens be issued, all references herein to Shares shall be deemed to include such Tokens and all references herein to Shareholders shall be deemed to include holders of Tokens. All Shares issued hereunder, including without limitation, Class Shares issued in connection with a dividend in Shares or a split or reverse split of Shares, shall be fully paid and nonassessable.

2.	Section 2.3 is hereby amended and restated in its entirety to read as follows:

Section 2.3 Register of Shares and Share Certificates. A register which may be in the form of any information storage device, method, or one or more electronic networks, databases or ledgers (including one or more distributed electronic networks, databases or ledgers) or such open source or closed source, public or private, permissioned or permissionless, distributed or centralized, blockchain-based computing platforms and operating systems, including those featuring smart contract functionality (or any combination of any of the foregoing), shall be maintained by the Trust or the Trust’s transfer agent. Such register shall contain (either in one medium or any combination of any of the foregoing media) the names and addresses of the Shareholders of each Class, the number of Shares of that Class held by each of them respectively and a record of all transfers thereof. As to Shares for which no certificate has been issued, such register shall be conclusive as to who are the holders of the Shares and who shall be entitled to receive dividends or other distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any dividend or other distribution, nor to have notice given to him as herein or in the By-laws provided, until he has given his address to the transfer agent or such other officer or agent of the Trust as shall keep the said register for entry thereon. The Trustees, in their discretion, may authorize the issuance of share certificates and promulgate appropriate rules and regulations as to their use. In the event that one or more certificates are issued, whether in the name of a Shareholder or a nominee, such certificate or certificates shall constitute evidence of ownership of Shares for all purposes, including transfer, assignment or sale of such Shares, subject to such limitations as the Trustees may, in their discretion, prescribe.

3.	Section 2.4 is hereby amended and restated in its entirety to read as follows:

Section 2.4 Transfer of Shares. Except as otherwise provided by resolution of the Trustees or the Bylaws, Shares shall be transferable on the records of the Trust only by the record holder thereof or by his agent thereunto duly authorized in writing, upon delivery to the Trustees or the Trust’s transfer agent of a duly executed instrument of transfer, together with a Share certificate, if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Trustees. Upon such delivery the transfer shall be recorded on the register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereunder and neither the Trustees nor the Trust, nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer.

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IN WITNESS WHEREOF, the undersigned have each executed this Amendment No. 1 to the Agreement and Declaration of Trust of BlackRock Liquidity Funds as of the 24th day of July, 2026.

Signature	Title	Signature	Title

/S/ CHRISTOPHER J. AILMAN Christopher J. Ailman	Trustee	/S/ LORI RICHARDS Lori Richards	Trustee

/S/ SUSAN J. CARTER Susan J. Carter	Trustee	/S/ MARK STALNECKER Mark Stalnecker	Trustee

/S/ COLLETTE CHILTON Collette Chilton	Trustee	/S/ KENNETH L. URISH Kenneth L. Urish	Trustee

/S/ NEIL A. COTTY Neil A. Cotty	Trustee	/S/ CLAIRE A. WALTON Claire A. Walton	Trustee

/S/ HENRY R. KEIZER Henry R. Keizer	Trustee	/S/ ROBERT FAIRBAIRN Robert Fairbairn	Trustee

/S/ CYNTHIA A. MONTGOMERY Cynthia A. Montgomery	Trustee	/S/ JOHN M. PERLOWSKI John M. Perlowski	Trustee

/S/ DONALD C. OPATRNY Donald C. Opatrny	Trustee

[Signature Page to Amendment No. 1 to the Agreement and Declaration of Trust of BlackRock Liquidity Funds]